


                                                                    Exhibit 11.1
                                                                    ------------

                       Ball Corporation and Subsidiaries
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (Millions of dollars except per share amounts)

                                                        Three months ended    Six months ended
                                                        ------------------    ----------------
                                                        July 2,     July 3,   July 2,   July 3,
                                                         1995        1994      1995      1994
                                                        ------      ------    ------    ------


Earnings per Common Share - Assuming No Dilution
------------------------------------------------

Net income 1                                             $  21.9    $  17.2   $  38.2   $  27.7
Preferred dividends, net of tax                             (0.8)      (0.8)     (1.6)     (1.6)
                                                         -------    -------   -------   -------

Net earnings attributable to common shareholders         $  21.1    $  16.4   $  36.6   $  26.1
                                                         =======    =======   =======   =======

Weighted average number of common shares
   outstanding (000s)                                     29,970     29,621    29,966    29,556
                                                         =======    =======   =======   =======

Net earnings per share of common stock 1                 $  0.70    $  0.55   $  1.22   $  0.88
                                                         =======    =======   =======   =======

Earnings per Share - Assuming Full Dilution
-------------------------------------------

Net income 1                                             $  21.9    $  17.2   $  38.2   $  27.7
Adjustments for deemed ESOP cash contribution in
   lieu of Series B ESOP Preferred dividend                 (0.6)      (0.6)     (1.2)     (1.2)
                                                         -------    -------   -------   -------

Net earnings attributable to common shareholders         $  21.3    $  16.6   $  37.0   $  26.5
                                                         =======    =======   =======   =======

Weighted average number of common shares
   outstanding (000s)                                     29,970     29,621    29,966    29,556
Dilutive effect of stock options                             286         98       301       100
Common shares issuable upon conversion of Series B
   ESOP Preferred stock                                    2,089      2,140     2,098     2,147
                                                         -------    -------  --------   -------
Weighted average number shares applicable to fully
   diluted earnings per share                             32,345     31,859    32,365    31,803
                                                         =======    =======  ========   =======

Fully diluted earnings per share                         $  0.66    $  0.52  $   1.14   $  0.83
                                                         =======    =======  ========   =======


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1   Includes an after-tax  charge of $3.3 million  recorded in each of the first
    and  second   quarters  of  1995  (11  cents  per  share)  or  $6.6  million year-to-date (22 cents per share) to reflect the adoption of the last-in, first-out method of accounting for certain inventories retroactively to January 1, 1995.